STATE of DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.	Name of Statutory Trust: AFA Multi-Manager Credit Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The name of the trust is: AFA Private Credit Fund

3. This Certificate of Amendment shall be effective on August 31, 2023.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 25th day of August, 2023 A.D.

By:	/s/ Terry Gallagher
Name:	Terry Gallagher
Trustee